TO OUR STOCKHOLDERS, CUSTOMERS, AND EMPLOYEES

     The first quarter of 2001 was a "good news - bad news" story for Mueller. The bad news was that sales and earnings declined as the overall economy slowed. Net earnings were $15.5 million, or 42 cents per diluted share, compared with 69 cents per diluted share for the same quarter last year. Also, net sales for the first quarter were $276.6 million compared with sales of $309.3 million for the first quarter of 2000.

     The good news was that Mueller remained solidly profitable with excellent cash flow and a strong balance sheet that continued to strengthen. Moreover, we are optimistic that business will improve in the second quarter. Our optimism is fueled by several factors:

  * the severe winter weather (which we had been spared for several years) constrained construction activity, but it is now behind us;

  * the inventory adjustments made by our customers are now largely complete;

  * significant steps have been taken to reduce our costs; and,

  * the construction industry has shown remarkable resiliency, due, in part, to declining mortgage rates

     The theme of Mueller's Annual Report this year is "looking ahead." We selected this theme because it reflects our strategy of building basic shareholder value over the long term rather than embracing short-term palliatives. This strategy has succeeded over the past decade and we are convinced it is the best strategy going forward.

     In 2000, Mueller invested over $63 million in capital improvement projects. We expect to invest approximately $50 million during 2001, of which approximately $20 million relates to the modernization of our European tube mills. By year-end this project will be completed and our conversion costs in Europe should be sharply reduced. We anticipate that capital expenditures in future years will be restrained, as we focus on realizing the full potential of the many projects we have implemented in recent years.

     Our Annual Stockholders' Meeting will be held at Mueller's headquarters in Memphis, Tennessee on May 10, 2001. You should have already received the notice of meeting, as well as proxy material and the 2000 Annual Report. We hope you can attend, but if you cannot, we urge you to sign and return your proxy card.

Sincerely,

/S/HARVEY L. KARP
Harvey L. Karp
Chairman of the Board

/S/WILLIAM D. O'HAGAN
William D. O'Hagan
President and Chief Executive Officer

April 17, 2001

Historical Analysis (1994-2001) of Quarterly
Earnings Before Tax and Earnings Per Share

[GRAPH]

First Quarter Diluted Earnings Per Share

     1994             $0.10
     1995              0.27
     1996              0.34
     1997              0.40
     1998              0.49
     1999              0.55
     2000              0.69
     2001              0.42


Earnings Before Tax (in millions)
                                     Quarter
                 ------------------------------------------------      Total
                    1st          2nd          3rd          4th          Year
1994             $  6.7       $  9.1       $ 12.0       $ 13.0       $ 40.8
1995               14.7         15.6         17.0         17.2         64.5
1996               19.3         20.1         23.4         25.6         88.4
1997               23.1         23.6         25.8         28.3        100.8
1998               28.5         29.0         26.1         25.7        109.3
1999               31.2         37.4         38.2         38.9        145.7
2000               42.1         47.2         30.6         27.0        146.9
2001               25.0


Diluted Earnings Per Share
                                     Quarter
                 ------------------------------------------------      Total
                    1st          2nd          3rd          4th          Year
1994             $ 0.10       $ 0.14       $ 0.22       $ 0.25       $ 0.71
1995               0.27         0.28         0.30         0.32         1.17
1996               0.34         0.36         0.41         0.46         1.57
1997               0.40         0.42         0.46         0.50         1.78
1998               0.49         0.50         0.47         0.45         1.90
1999               0.55         0.64         0.66         0.66         2.51
2000               0.69         0.78         0.50         0.46         2.43
2001               0.42

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)
                                               For the Quarter Ended
                                         March 31, 2001       March 25, 2000
Net sales                                $   276,578          $   309,336

Cost of goods sold                           218,116              233,500
Depreciation and amortization                 10,527                9,042
Selling, general, and
   administrative expense                     22,556               24,290
                                          ----------           ----------
Operating income                              25,379               42,504

Interest expense                              (1,424)              (2,627)
Environmental reserves                          (761)                   -
Other income, net                              1,766                2,224
                                          ----------           ----------
Income before income taxes                    24,960               42,101
Income tax expense                            (9,491)             (15,535)
                                          ----------           ----------

Net income                               $    15,469          $    26,566
                                          ==========           ==========

Earnings per share:

  Basic:
    Weighted average shares outstanding       33,368               34,844
                                          ==========           ==========

    Basic earnings per share             $      0.46          $      0.76
                                          ==========           ==========

  Diluted:
    Weighted average shares outstanding
      plus assumed conversions                37,134               38,753
                                          ==========           ==========

    Diluted earnings per share           $      0.42          $      0.69
                                          ==========           ==========












MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)
                                       March 31, 2001     December 30, 2000
ASSETS
Cash and cash equivalents                $    87,615        $   100,268
Accounts receivable, net                     172,878            152,157
Inventories                                  129,874            142,325
Other current assets                           9,259             10,421
                                          ----------         ----------
     Total current assets                    399,626            405,171

Property, plant, and equipment, net          377,449            379,885
Other assets                                 130,279            125,220
                                          ----------         ----------
                                         $   907,354        $   910,276
                                          ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt        $     5,265        $     5,909
Accounts payable                              38,760             43,733
Other current liabilities                     65,800             68,207
                                          ----------         ----------
     Total current liabilities               109,825            117,849

Long-term debt                                94,946            100,975
Other noncurrent liabilities                  78,720             77,050
                                          ----------         ----------
     Total liabilities                       283,491            295,874

Minority interest in subsidiaries                297                297

Stockholders' equity                         623,566            614,105
                                          ----------         ----------
                                         $   907,354        $   910,276
                                          ==========         ==========













                                     -4-